Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated January 2, 2025 to Prospectus dated February 23, 2024

Registration No. 333-277322-01

DOMINION ENERGY SOUTH CAROLINA, INC.

FINAL TERM SHEET

January 2, 2025

2025 Series A 5.30% First Mortgage Bonds due 2035
Principal Amount:	$450,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	A2 (stable outlook)/A (stable outlook)/A+ (stable outlook)

Trade Date:	January 2, 2025

Settlement Date (T+4)**:	January 8, 2025

Final Maturity Date:	January 15, 2035

Interest Payment Dates:	January 15 and July 15

First Interest Payment Date:	July 15, 2025

Optional Redemption:	Make Whole Call at T+15 bps prior to October 15, 2034 Par Call on or after October 15, 2034

Benchmark Treasury:	4.250% due November 15, 2034

Benchmark Treasury Yield:	4.573%

Spread to Benchmark Treasury:	+75 bps

Reoffer Yield:	5.323%

Coupon:	5.30%

Price to Public:	99.822% of the principal amount

Proceeds to the Company Before Expenses:	99.172% of the principal amount

CUSIP/ISIN:	25731V AC8/US25731VAC81

Joint Book-Running Managers:	BofA Securities, Inc., Deutsche Bank Securities Inc., Truist Securities, Inc. and Regions Securities LLC

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated January 2, 2025, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BofA Securities, Inc.	1-800-294-1322 (toll-free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll-free)
Truist Securities, Inc.	1-800-685-4786 (toll-free)

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

We expect that delivery of the Bonds will be made against payment for the Bonds on the Settlement Date, which will be the fourth business day following the date of this final term sheet (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Bonds on the date of this final term sheet or the next succeeding two business days will be required, by virtue of the fact that the Bonds initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.